Exhibit 99.1
FOR IMMEDIATE RELEASE
FirstMerit Corporation
Analysts: Thomas O’Malley/Investor Relations Officer
Phone: 330.384.7109
Media Contact: Robert Townsend/Media Relations Officer
Phone: 330.384.7075
FirstMerit Names Goodall as
Executive Vice President, Commercial Banking
Akron, Ohio (November 5, 2009) — FirstMerit Corporation announces the appointment of David G. Goodall as Executive Vice President, Commercial Banking. Goodall joined FirstMerit in April, 2009, as Executive Vice President, Specialty Lending, and became acting leader of Commercial Banking in September.
Goodall is responsible for leading all aspects of Commercial and Business Banking for FirstMerit. He reports directly to Paul G. Greig, chairman, president and CEO.
“Following an exhaustive executive search, it was clear that David has the proven experience and capabilities to lead our Commercial Banking segment to new levels of success,” Greig said. “His deep ties to the Northeast Ohio market offer us great opportunities for organic growth in our footprint. I am confident David’s leadership will effectively enhance the company’s ability to serve our customers’ needs.”
Goodall has nearly 25 years of commercial banking experience. Prior to joining FirstMerit, he was employed by National City for 12 years, most recently as President and CEO of National City Business Credit, Inc., a subsidiary of National City Bank. Goodall received his MBA from New York University and has a Bachelor’s degree from the University of Wisconsin. He is a member of the Commercial Finance Association, the Turnaround Management Association and the Association for Corporate Growth and serves as a board member and 2nd Vice Chairman of the Cleveland Music School Settlement. Goodall resides in Shaker Heights, Ohio.
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FirstMerit Names Goodall / page 2
About FirstMerit
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.8 billion as of September 30, 2009 and 156 banking offices and 179 ATMs in 25 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.
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